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  February 16, 2024

       Robert Lucian
       Chief Financial Officer
       LA-Z-BOY INC
       One La-Z-Boy Drive
       Monroe, MI 48162-5138

                                                        Re: LA-Z-BOY INC
                                                            Form 10-K
                                                            Filed June 20, 2023
                                                            File No. 001-09656

       Dear Robert Lucian:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




  Sincerely,


  Division of Corporation Finance

  Office of Manufacturing